Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2020, relating to the consolidated financial statements of Globant S.A. as of December 31, 2019 and for the years ended December 31, 2019 and 2018, appearing in the Annual Report on Form 20-F of Globant S.A. for the year ended December 31, 2020.

/s/ Deloitte & Co. S.A.

City of Buenos Aires, Argentina

April 7, 2021